UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
_____________

FORM 8-K
_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2012
__________________________________________

OSL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
__________________________________________

Nevada (State or other jurisdiction of incorporation)	001-32658 (Commission File Number)	98-0441032 (I.R.S. Employer Identification Number)

60 Dutch Hill Road, Suite 15
Orangeburg, NY 10962
(Address of principal executive offices and zip code)

(845) 363-6776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item1.01                      Entry Into a Material Definitive Agreement.

On November 8, 2012, OSL Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement dated as of October 19, 2012, with Asher Enterprises, Inc. (“Asher”), pursuant to which Asher purchased, and the Company issued, a convertible promissory note issued by the Company as of the same date in the principal amount of $22,500 (the “Note”) with a maturity date of July 23, 2013 (the “Maturity Date”). The interest rate of the Note is 8% per annum through the maturity date.

 The Note is convertible into shares of the Company’s common stock (up to an amount that would result in Asher holding no more than 4.99% of the outstanding shares of common stock of the Company, subject to waiver by Asher) at any time beginning on the date that is 180 days following the date of the Note and ending on the Maturity Date, valued at an agreed discount to market not to fall below a 59% discount to the average of the three lowest closing bid prices for the Company’s common stock during the ten days immediately preceding a conversion date, subject to certain exceptions described in the Note. In the event the Company fails to deliver to Asher the common stock issuable upon conversion, the Company shall be required to pay to Asher $1,000 per day for each day beyond the due date until the Company so delivers the common stock (the “Conversion Penalty”). Furthermore, upon the occurrence and during the continuation of any Conversion Default (as defined below), the Note shall become immediately due and payable and the Company shall pay to the holder, in full satisfaction of its obligations under the Note, an amount equal to the Default Sum (as defined below), multiplied by 2.

 The Note is subject to the following default provisions:

•	Failure to pay principal or interest when due;
•	Failure to issue common stock upon conversion (the “Conversion Default”);
•	Breach of a material covenant and such breach continues for 20 days;
•	Breach of representations or warranties;
•	Assignment for the benefit of creditors;
•	Entry of a money judgment or similar process against the Company for more than $50,000 which is not vacated within 20 days;
•	Bankruptcy;
•	Delisting of the Company’s common stock;
•	Failure to comply with the reporting requirements of the Securities Exchange Act of 1934 or ceasing to be subject to such requirements, subject to certain cure periods;
•	Dissolution, liquidation or winding up of the Company or its business;
•	Cessation of operations;
•	Failure to maintain material intellectual property rights or other assets necessary to conduct business;
•	A material restatement of the Company’s financial statements;
•	Any reverse split without prior notice;
•	The replacement of the Company’s transfer agent prior to providing certain instructions to the replacement transfer agent with respect to the conversion of the Note; and
•	Cross defaults under other agreements or obligations between the Company and Asher.

 In the event the Company shall default in the payment of the Note, the interest rate shall be increased to 22% per annum. Furthermore, upon the occurrence and during the continuation of any event of default with respect to failure to pay principal or interest when due at the maturity date, the Note shall become immediately due and payable and the Company shall pay to Asher, in full satisfaction of its obligations under the Note, an amount equal to the Default Sum. “Default Sum” is defined as (a) the then outstanding principal amount of the Note to the date of payment, plus (b) the accrued and unpaid interest on the unpaid principal amount of the Note to the date of payment (the “Mandatory Prepayment Date”) plus (c) default interest, if any, on the amounts referred to in clauses (a) and (b) plus (d) any amounts owed to Asher pursuant to the Conversion Penalty.

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Upon the occurrence and during the continuation of any event of default with respect to failure to pay the principal or interest when due upon a “Trading Market Prepayment Event” or upon acceleration, or pursuant to the other events described above (in certain cases upon notice to the Company), the Note shall become immediately due and payable and the Company shall pay to Asher, in full satisfaction of its obligations under the Note, an amount equal to the greater of (i) 150% times the sum of (w) the then outstanding principal amount of the Note plus (x) accrued and unpaid interest on the unpaid principal amount of the Note to the Mandatory Prepayment Date plus (y) default interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to Asher pursuant to the Conversion Penalty or if the Company does not have enough authorized shares to issue common stock upon conversion of the Note or (ii) the “parity value” of the Default Sum to be prepaid, where parity value means (a) the highest number of shares of common stock issuable upon conversion of or otherwise pursuant to such Default Sum, multiplied by (b) the highest closing price for the common stock during the period beginning on the date of first occurrence of the event of default and ending one day prior to the Mandatory Prepayment Date.

The Note is subject to customary anti-dilution provisions. Additionally, the conversion price is subject to adjustment due to certain subsequent dilutive issuances of Company common stock, pursuant to which the conversion price of the Note shall be reduced to the amount of the consideration per share received by the Company if the Company sells common stock for no consideration or consideration per share that is less than the conversion price then in effect.

The Note may be prepaid in whole or in part, at any time during the period beginning on the issue date and ending on the date which is 180 days following the issue date, for 175% of the outstanding principal, accrued interest and certain other amounts that may be due and owing under the Note.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSL Holdings, Inc.

Date: November 14, 2012	By: /s/ Eric Kotch
Name: Eric Kotch Title: Chief Financial Officer

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